EXHIBIT 10.3

2016 AMENDMENT

TO EMPLOYMENT AGREEMENT

THIS 2016 AMENDMENT TO EMPLOYMENT AGREEMENT (the or this “Amendment”), made and entered into on the 31st day of October, 2016, by and between PRIMO WATER CORPORATION (the “Company”), a Delaware corporation having its principal office at Winston-Salem, North Carolina, and MARK CASTANEDA (the “Executive”), an individual residing in Winston-Salem, North Carolina. This Amendment shall be effective as of October 17, 2016 (the “Amendment Effective Date”).

R E C I T A L S :

The Executive has heretofore been employed by the Company as its Chief Financial Officer, Secretary and Assistant Treasurer pursuant to the terms of an Amended and Restated Employment Agreement dated June 10, 2013 (the “2013 Agreement”). The Executive is experienced in, and knowledgeable concerning, all aspects of the business of the Company. The Company desires to continue to employ the Executive as its Chief Financial Officer and Assistant Treasurer and the Executive desires to continue to be employed in that capacity. Furthermore, in recognition of the invaluable services previously rendered and to be rendered in the future to the Company in such capacity, the Company desires to increase the Executive’s base salary. It is deemed necessary and advisable to amend the 2013 Agreement to reflect the terms of their new understanding concerning the Executive’s continued employment by the Company as its Chief Financial Officer, Secretary and Assistant Treasurer and to make such other changes as are deemed necessary or advisable to clarify certain provisions of the 2013 Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation and benefits the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree that the 2013 Agreement shall be amended, effective as of the Amendment Effective Date, as follows:

1.

All provisions of the 2013 Agreement shall remain in full force and effect except to the extent such provisions are expressly modified by this Amendment. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the 2013 Agreement.

2.	Replace Exhibit A to the 2013 Agreement with new Exhibit A attached hereto and delete Exhibit B to the 2013 Agreement.

3.

The Executive’s Base Salary as of the Amendment Effective Date shall be the base salary as set forth on new Exhibit A attached hereto. The Executive’s Base Salary shall thereafter be adjusted, if at all, as provided in Section 4.1 of the 2013 Agreement.

4.	Insert the following new material immediately before the semicolon in Section 2.13(a):

“within 90 days of the initial existence of the events constituting Good Reason”

5.	Delete the first sentence of Section 4.2(b) and substitute therefor the following:

“The Executive shall be deemed a ‘Participant’ for purposes of the Company’s Value Creation Plan, as approved by the Company’s Compensation Committee on May 14, 2013, as subsequently amended and restated on March 3, 2016, and as such may be further amended and/or restated from time to time by the Company’s Compensation Committee (the ‘VCP’).”

6.	Delete Section 6.1(b) in its entirety and substitute therefor the following:

“(b) As a condition to making any severance payment, the continuation of insurance and related benefits under Section 6.2 below and the special equity vesting under Section 6.3 below, the Company will require the Executive or his legal representative(s) to first execute and deliver a release to the Company with such release becoming irrevocable prior to the 60th day following the Termination Date. The release shall be in a form satisfactory to the Company and shall contain a full release of all claims against the Company and certain other provisions, including, but not limited to, a reaffirmation of the covenants in Sections 8, 9.1 and 9.2.”

7.	Insert the following new material to the end of Section 12:

“To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, the amount of any reimbursable expenses incurred, or in-kind benefits to be provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.”

IN WITNESS WHEREOF, the parties have executed this 2016 Amendment to Employment Agreement as of the day and year first above written.

EXECUTIVE

/s/ Mark Castaneda
Mark Castaneda

PRIMO WATER CORPORATION

By: /s/ Jamila Granger
VP, General Counsel and Secretary

Exhibit A

Office	Winston-Salem, NC

Position	Chief Financial Officer and Assistant Treasurer

Base Salary	$325,000

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